Execution Version

RETIREMENT AGREEMENT

This RETIREMENT AGREEMENT (this “Agreement ”), dated as of December 21, 2008, is hereby entered into by and between FBR Capital Markets Corporation, a Virginia corporation with its principal place of business at 1001 19th Street North, Arlington, VA 22909 (the “Company ”), and Eric F. Billings, an individual residing at the address set forth on the signature page hereof (the “Executive ”).

WHEREAS, the Executive currently serves as the Chairman of the Board of Directors of the Company (the “Board ”) and as the Company’s Chief Executive Officer; and

WHEREAS, the Executive desires to resign as the Company’s Chief Executive Officer (but will continue Board membership) as of the Effective Date (as defined below), and the Company desires to provide to the Executive certain payments and benefits in exchange for the Executive’s entering into certain covenants as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations herein and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

1.      Voluntary Resignation as CEO. This Agreement shall be effective as of January 1, 2009 (the “ Effective Date ”). On the Effective Date, the Executive agrees that he shall voluntarily resign as the Company’s Chief Executive Officer and shall cease to be an officer or employee of the Company or any of its affiliates in any capacity. As of the Effective Date, the Executive shall continue to serve as the Chairman of the Company’s Board.

2.	Retirement Benefits .

(a)      Vested Deferred Compensation. Subject to the Executive’s compliance with the covenants set forth in Sections 3(b) through and including 3(d) of this Agreement, the Company shall pay the Executive in respect of each of 2009, 2010, 2011, 2012 and 2013 an amount, in cash, equal to $1,000,000 (one million U.S. dollars) (collectively, the “Deferred Compensation Payments ”). At the Effective Date, the Company will establish a deferred compensation account in the Director’s name (the “ Deferred Compensation Account”). The Deferred Compensation Payments shall be payable to the Executive on the December 31 (or the last business day of such calendar year) of each of 2009, 2010, 2011, 2012 and 2013, provided that in the event of a termination of the Executive’s services to the Company due to his death, any unpaid portion of the Deferred Compensation Account shall be paid to his estate in a lump sum within 30 days of such death.

(b)	Welfare Benefits . The Company shall provide the Executive, his spouse and his eligible dependents set forth on Schedule 1 to this Agreement at the Company’s sole cost with health benefits through the fifth (5th) anniversary of the Effective Date (such five-year period, the “Benefits Continuation Period ”) , at the Company’s sole discretion, either (i) under a fully insured Company health benefit plan or (ii ) as reimbursement (on a non-tax able basis) of the health insurance premiums incurred by the Executive or the Company during the Benefits Continuation Period under a private health insurance program or arrangement, chosen by the Company, in each case providing benefits that are no less favorable than those which the Executive received from the Company immediately prior to the Effective Date. After the Benefits Continuation Period, the Executive shall have access to participation in the Company’s health plans at his sole expense, to the extent permitted by applicable law. Notwithstanding the foregoing, the Company shall in no event be required to provide, or reimburse the cost of, any benefits otherwise described in this Section 2(b) after such time as the Executive, his spouse or any eligible dependent, as applicable, becomes entitled to receive benefits of the same or substantially similar type from another recipient of the Executive’s services (including self-employment after the Effective Date).

(c)	Outstanding Equity Awards . As of the Effective Date, the Company shall waive the continued employment requirements with respect to vesting for the following equity grants: (i) 266,667 performance-based restricted stock units (originally granted February 20, 2008, as amended August 20, 2008); (ii) 266,667 time-vested restricted stock units (originally granted February 20, 2008, as amended August 20, 2008); (iii) 533,333 stock options (originally granted February 20, 2008, as amended August 20, 2008); (iv) 243,000 stock options granted on August 16, 2006 and (v) 15,689 shares of restricted stock granted on July 25, 2007 (collectively, the “Equity Grants”). Other than as specifically set forth in the preceding sentence, there shall be no other change in, or acceleration of, the vesting terms of the Equity Grants, which shall continue to vest pursuant to their existing schedule subject to the Executive’s compliance with the restrictive covenants set forth in Sections 3(b) through and including 3(d) of this Agreement (unless the Equity Grants vest earlier pursuant to the terms of the underlying award agreements or plans as in effect on the date hereof).

(d)      Office and Secretarial Support . While serving on the Board through December 31, 2011, the Company shall provide the Executive with appropriate office space and secretarial support.

(e)      No Other Remuneration . The Executive shall not be entitled to any remuneration under this Agreement except as set forth in this Section 2.

3.      Restrictive Covenants . The Executive acknowledges and agrees that (i) the Executive’s past and future service with the Company has given him and will give him access to the confidential affairs and proprietary information of the Company, (ii) the payments and benefits under this Agreement are in consideration of the covenants and agreements contained in this Section 3 and are essential to the business and goodwill of the Company, and (iii) the Company would not have entered into this Agreement but for the covenants and agreements that the Executive is making as set forth in this Section 3. Accordingly, the Executive agrees as follows:

(a)      Confidentiality . During and after the period of the Executive’s service with the Company and its controlled affiliates, the Executive shall keep secret and retain in strictest confidence, except in connection with the business and affairs of the Company and its controlled affiliates and as otherwise required by law, all confidential matters relating to the business and affairs of the Company and its controlled affiliates learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its controlled affiliates (the “Confidential Company Information ”), and shall not disclose such Confidential Company Information to anyone outside of the Company except as required by law or with the Company’s express written consent and except for Confidential Company Information which is, at the time of receipt, or thereafter becomes, publicly known through no wrongful act of the Executive.

(b)	Non-competition. During the period beginning on the date of this Agreement and ending on the earlier of (1) December 31, 2013 or (2) the third anniversary of the date the Executive ceases to serve on the Board for any reason (the “Restrict e d Period”), the Executive shall not, without the express written consent of the Company, directly or indirectly, anywhere in the United States or any other country where the Company does business as of the date hereof, own an interest in, join, operate, control or participate in, be connected as an owner, officer, executive, employee, partner, member, manager, shareholder, or principal of or with, or otherwise aid or assist in any manner whatsoever, any individual, corporation or entity that competes with the activities of the Company or its subsidiaries and controlled affiliates, including in the capital markets, money management, financial advisory and/or institutional sales and trading businesses (a “Competitive Activity”). Notwithstanding the foregoing, the Executive may (i) own up to one percent (1%) of the outstanding stock of a publicly held corporation which is or is affiliated with an entity or person that is in competition with the Company or its subsidiaries or (ii) be an officer, executive, employee, partner, member, manager, shareholder, or principal of or with a hedge fund, mutual fund, side-by-side fund or a third-party asset management firm (the exceptions set forth in clauses (i) and (ii), the “ Permitted Activities”). In the event that the Executive provides notice to the Company that he will engage in a Competitive Activity in respect of money management that is not already a Permitted Activity, and engages in such activity, notwithstanding anything to the contrary in this Agreement (or any other agreement by and between the Executive and the Company), the Company shall have no remedies against the Executive other than the right to cease making the payments and providing the benefits to him under Section 2 of this Agreement and Section 3 of the Director Agreement between the Company and the Director, dated as of the date of this Agreement (the “Director Agreement ”). If the Executive’s service on the Board ceases for any reason during the twelve-month period immediately following a Change in Control (as defined below), then the restrictions described in this Section 3(b) shall continue to apply until the earlier of (i) one (1) year following the date that the Executive’s service with the Company ceases or (ii) the end of the Restricted Period. “ Change in Control” shall have the meaning set forth under the Company’s 2006 Long-Term Incentive Plan (the “LTIP ”) as in effect on the date hereof; provided, however, that for purposes of this Section 3(b), a Change in Control shall not include any transaction involving (1) the sale to a third party by Friedman, Billings, Ramsey Group, Inc. (“ FBR Group”) of any of the Company’s Outstanding Company Voting Stock or Outstanding Company Voting Securities (as each term is defined in the LTIP) or (2) the sale of FBR Group to a third party, unless either of such transactions also involves the sale, exchange or conversion of all of the Company’s Outstanding Company Voting Stock or Outstanding Company Voting Securities. For the avoidance of doubt, the Executive’s engagement in activities for, or on behalf of, Friedman Billings Ramsey Group Inc.’s businesses as of the date hereof shall in no event be considered a violation of this Section 3(b).

(c)	Customer Non-solicitation . During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with the Company’s or any of its controlled affiliates’ relationships with, or endeavor to entice away from the Company or any of its controlled affiliates, any person who during the Restricted Period is, or within the one year preceding was, a customer or client of the Company or any of its controlled affiliates, nor shall the Executive aid or assist in any manner whatsoever any person, firm, corporation or other business in doing any of the things described in this Section 3(c).

(d)	Employee Non-solicitation . During the period beginning on the date of this Agreement and ending on the fifth anniversary of the date the Executive ceases to serve on the Board for any reason, the Executive shall not, without the Company’s prior written consent, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of the Company, or any of its controlled affiliates, any employee or independent contractor thereof, (ii) hire or partner with in any way to engage in a Competitive Activity (on behalf of the Executive or any other person or entity), whether as an employee or as an independent contractor, any current Company employee or any employee who has left the employment of the Company, or any of its controlled affiliates, within the twelve-month period which follows the termination of such employee’s employment with the Company and its controlled affiliates, or (iii) aid or assist in any manner whatsoever any person, firm, corporation or other business in doing any of the things described in this Section 3(d); provided that solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such persons shall not be considered a violation of this Section 3 ( d).

(e)	Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 3(b) through and including 3(d) (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company and its controlled affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its controlled affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

4.      Non-Disparagement . The Executive agrees that he shall not (except as reasonably required by law), from and after the Effective Date, make any statement, orally or in writing, nor take any action, that (i) in any way could reasonably be expected to disparage the Company or the business reputation of any officer, executive , director, partner, manager, member, principal, employee, representative or agent of the Company, or which foreseeably could or reasonably could be expected to harm the business reputation or goodwill of any of those persons or entities, or (ii) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else. The Company agrees that neither it, nor any member of the Company’s E xecutive Committee or member of the Board (collectively, the “Company Parties”) shall or shall instruct another person or entity to (except as reasonably required by law), from and after the Effective Date, make any statement, orally or in writing, or take any action, that (x) in any way could reasonably be expected to disparage the business reputation of the Executive or any entity with which he is associated, or which foreseeably could or reasonably could be expected to harm the business reputation or goodwill of the Executive or any entity with which he is associated, or (y) in any way, directly or indirectly, could knowingly cause, encourage or condone the making of such statements or the taking of such actions by anyone else. The Executive and the Company each acknowledge that if he or any of the Company Parties breaches, or threatens to commit a breach of, this Section 4, the other party, in addition to, and not in lieu of, any other rights and remedies available to the it under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the provisions of this Section 4 specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against such other party of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants. Notwithstanding anything in this Section 4 which may be to the contrary, no truthful statement of fact (for clarity, as distinguished from an opinion) will be deemed to violate this Section 4.

5.	Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement, and has had the advice and representation of competent counsel in this matter, and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

6.	Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.	Section 409A . Th is Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A ”) or an exemption and shall in all respects be administered in accordance with Section 409A. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. If (i) the Executive is a “specified employee” (as defined in Section 409A) at the time his service with the Company terminates, (ii) the payment constitutes deferred compensation that is subject to Section 409A, and (iii) the payment is due on account of the Executive ’s separation from service (with the meaning of Section 409A) for a reason other than the Executive’s death or because the Executive is “disabled” (within the meaning of Section 409A), then such payments shall be made, together with interest at the applicable federal rate, on first business day of the seventh (7th) month after the Executive ’s “separation from service”.

8.	Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 3, and to the extent necessary for the Company or its affiliates, where applicable, to avail itself of the rights and remedies referred to in Section 3(e)) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in the Washington, D.C. area in accordance with Virginia law and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

9.	Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile or electronic transmission, or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile or electronic transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

If to the Company, to:

FBR Capital Markets Corporation
1001 19th Street North
Arlington, VA 22209
Attention: General Counsel

If to the Executive, at the address last set forth on the records of the Company.

Any such person may by written notice given in accordance with this Section 9 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

10.      Entire Agreement . This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. No prior or contemporaneous agreements were reached or entered between the parties, other than the Director Agreement.

11.	Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

12.	Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to any principles of conflicts of law which could cause the application of the laws of any jurisdiction other than the Commonwealth of Virginia.

13.	Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred, subject to Section 3(b) pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however , that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

14.	Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

15.	Survival. For the avoidance of doubt, the provisions of Sections 3, 4, 5 and 6 of this Agreement and the other provisions necessary to effectuate the survival of such provisions shall survive any termination of the Executive’s services to the Company as a member of the Board and/or a termination of the Director Agreement.

16.	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

FBR CAPITAL MARKETS CORPORATION

/s/ Arthur J. Reimers

By: Arthur J. Reimers, Lead Director

EXECUTIVE

/s/ Eric F. Billings

By:     Eric F. Billings

Schedule 1

Executive’s Eligible Dependents

Marianne P. Billings (wife)

Alicia P. Billings (daughter)